Exhibit(c)(ii)

Confidential

PROJECT RANGER

Presentation to the Special Committee of the Board of Directors

December 24, 2001

Disclaimer

In preparing the enclosed materials, Dresdner Kleinwort Wasserstein, Inc. (“DrKW”) has assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us by NCH Corporation (“NCH” or the “Company”) or their representatives or that was publicly available, and we have not assumed any responsibility for independent verification of any such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts, and analyses provided to us, and assumed that such projections, forecasts and analyses were reasonable, prepared in good faith and on bases reflecting the best currently available judgments and estimates of NCH management. We express no opinion with respect to such projections, forecasts, or analyses or the assumptions upon which they are based.

Our analyses are necessarily based on economic, regulatory, market, financial and other conditions as they exist on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the information contained in the enclosed materials, and DrKW has no obligation to update or revise such materials.

It is understood that the enclosed materials have been prepared by DrKW solely for the benefit and use of the Special Committee of the Board of Directors of the Company and may not be relied upon by any other person. The enclosed materials may not be quoted, referred to, reproduced at any time, or used in any manner for any other purpose or delivered to any other person without the prior written consent of DrKW.

Table of Contents

A.	Situation Overview

B.	Overview of Levy Group Proposal

C.	Selected Financial Information

D.	Valuation Summary

E.	Appendix

1.	Discounted Cash Flow Analysis

2.	Comparable Companies Analysis

3.	Comparable Acquisitions Analysis

4.	Leveraged Buyout Analysis

5.	Premiums Analysis

6.	Financial Projections

7.	Stock Price Performance

Situation Overview

Situation Overview

Levy Group Proposal

●	On October 1, 2001, NCH Corporation (“NCH” or the “Company”) announced that on September 28, certain members of the Levy family (the “Levy Group”) had proposed to acquire the outstanding shares of NCH that the Levy Group did not already own for $47.50 per share in cash (the “Proposal”)

•	The initial proposal represented a 21.2% premium to the September 28 closing price of NCH’s common stock

•	The Levy Group currently owns approximately 57.3% of the 5.3MM outstanding common shares of NCH

•	The Levy Group currently owns approximately 57.3% of the 5.3MM outstanding common shares of NCH

•	In its letter to the Company’s Board of Directors dated September 28, the Levy Group indicated that members of the Levy family had no interest in selling their common stock in NCH other than approximately 229,000 shares that may be sold by certain family members

-	Lester Levy Sr. and Irvin Levy have indicated that, for liquidity purposes, they each may sell approximately 100,000 shares (approximately 7% of their respective holdings), as well as 29,000 shares held in a Levy family trust, either in the tender offer contemplated by the Proposal or in the open market after a transaction is announced

•	We also have been advised that Milton Levy and his family (who are not part of the Levy Group) may sell all of their approximate 15,000 to 20,000 NCH shares in the tender offer or in the open market after announcement

Situation Overview

Transaction Timeline

●	On October 8, 2001, DrKW was retained by the Special Committee of the Board of Directors (the “Special Committee”) to advise it with respect to the Proposal

•	DrKW received a package of various documents from advisors to the Levy Group, including financial projections prepared by NCH in April and July 2001

•	Upon receipt of this package, DrKW commenced its due diligence

●	On October 22, 2001, DrKW and Sullivan & Cromwell (“S&C”), counsel to the Special Committee, met with NCH management as well as representatives of Deutsche Banc Alex. Brown (“Deutsche Bank”) and Debevoise & Plimpton (“Debevoise”) to discuss NCH’s operations, business plan and future prospects

•	At that meeting, DrKW received a third set of projections prepared by NCH in mid-September 2001

●	On October 24, 2001, DrKW received additional materials from NCH management, including annual budgets for some or all of the Company’s business segments, which were prepared at the end of the last two fiscal years

●	On October 24 and 26, 2001, DrKW received certain reports prepared by Bain & Company (“Bain”) for NCH, including a September 1998 project proposal, a December 1998 Plumbmaster strategy report, a March 1999 Chemical Specialties strategy report and an August 2001 Partsmaster strategy report

●	On October 26, 2001, DrKW and S&C participated in conference calls with representatives of the Company and the Levy Group about various due diligence matters, including the terms and status of the Levy Group’s proposed financing of the Proposal

Situation Overview

Transaction Timeline (Cont’d)

●	Also on October 26, 2001, DrKW and S&C participated in a conference call with Irvin Levy, Deustche Bank and Debevoise to discuss the Proposal and related matters, in which Mr. Levy made the following points, among others

•	Although they had been approached from time to time by other firms about a possible recapitalization, neither the Company nor the Levy Group had hired any firm to evaluate this or any alternative transaction until the Levy Group engaged Debevoise and Deutsche Bank in January and March 2001, respectively, to begin evaluating a possible going private transaction

•	Neither NCH nor the Levy Group has ever had any approaches by or discussions with third parties regarding a possible sale of NCH or any of its continuing operations

•	The Levy Group has made no commitments and has no plans for NCH to make divestitures or acquisitions after consummation of the Proposal

●	On October 31, 2001, the Special Committee, DrKW and S&C met to discuss the Proposal

•	After the meeting, DrKW, acting as a representative of the Special Committee, contacted the Levy Group’s advisors to propose that the Levy Group increase its offer for the minority stake to $57.00 per share

●	On November 8, 2001, DrKW and S&C participated in a conference call with representatives from Bain regarding the firm’s previous work for NCH

•	In general, the Bain representative said that Bain had consulted regarding various issues facing the Company but did not identify any “quick fixes"

•	The Bain representative emphasized that the deterioration in NCH’s European results in recent years was one of the Company’s most important problems

Situation Overview

Transaction Timeline (Cont’d)

●	On November 8 and November 12, 2001, DrKW and S&C participated in conference calls with representatives from Bank of America (“BofA”) to discuss various aspects of the proposed financing, including the proposed sources and uses of funds and the results of the bank’s due diligence efforts

•	By letter dated November 8, 2001, BofA extended its due diligence deadline to December 10 with regard to two outstanding items:

-	Customer interviews

-	Phase 1 environmental reports

•	Despite this extension, BofA indicated that the due diligence process was proceeding smoothly and no serious issues had been found

●	On November 28, 2001, NCH provided DrKW with preliminary financials for the quarter and six months ended October 31

•	The Company’s second quarter results appear to reflect continuing declining financial performance

•	After giving effect to the October 31 financials, the Company’s LTM results decrease significantly, with LTM EBITDA falling by approximately $5.4MM

Situation Overview

Transaction Timeline (Cont’d)

●	On November 29, 2001, representatives of DrKW and Deutsche Bank met to discuss their respective valuation methodologies as well as the Company’s recent results

•	A copy of the materials provided by Deutsche Bank was separately provided to the Special Committee

•	Throughout the meeting, Deutsche Bank’s representatives emphasized that the Company’s declining LTM performance effectively caused the Levy Group’s initial offer to represent a higher multiple of the Company’s recent results

-	LTM EBITDA as of October 31 fell to $42.1MM from $47.5MM as of July 31

●	Certain differences between Deutsche Bank’s and DrKW’s valuation methodologies were identified

•	In its comparable company trading analysis, Deutsche Bank used a smaller universe of companies than DrKW. Deutsche Bank’s universe has a median LTM EBITDA multiple of 6.9x, compared with DrKW’s of 7.2x

-	This assumes that Deutsche Bank gives equal weight to each of the companies in its comparable universe, which its representatives indicated was not the case

•	In its comparable transactions analysis, Deutsche Bank has a median LTM EBITDA multiple of 8.1x and a median LTM revenue multiple of 0.6x, versus DrKW’s calculations of 7.0x and 0.4x, respectively

-	Again, this assumes that Deutsche Bank gives equal weight to each of the transactions in the analysis

Situation Overview

Transaction Timeline (Cont’d)

•	In its discounted cash flow analysis, Deutsche Bank representatives indicated that they used higher discount rates (they mentioned a range from 11-15%) than those used by DrKW

-	An analysis of Deutsche Bank’s comparable companies suggests that Deutsche Bank applied some judgment to its range of discount rates, as the weighted average cost of capital for its comparables ranges from approximately 9.5-10%

●	On December 4, 2001, Deutsche Bank called DrKW to communicate the Levy Group’s increase in its offer for the minority stake to $48.50 per share

●	On December 5, 2001, the Special Committee, DrKW and S&C met to discuss the Levy’s most recent proposal

•	Afterwards, DrKW communicated to Deutsche Bank the Special Committee’s position that it was not prepared to make a formal counter offer at that time, but indicated that the Levy’s Group’s next proposal should be in the range of $54.00 per share

●	On December 6, 2001, DrKW and S&C received eight additional reports prepared by Bain

•	Four reports, dated November and December 2000 (the “Strategic Options Reports”), discuss NCH’s strategic options and deal specifically with a possible going private transaction as one of NCH’s strategic options

-	Bain was paid $400,000 for the Strategic Options Reports

•	The other four reports, dated from March 2000 to July 2001, discuss strategic options for Partsmaster, possible Internet strategies and corporate governance issues

•	A copy of the materials was separately provided to the Special Committee

Situation Overview

Transaction Timeline (Cont’d)

●	DrKW and S&C discussed the Strategic Options Reports with the Bain manager responsible for them in two conference calls on December 7 and 8, 2001

•	In addition, DrKW and S&C discussed the Strategic Options Reports with Tom Hetzer on December 10

●	On December 10, 2001, BofA extended its due diligence deadline to December 12

•	Deutsche Bank has informed DrKW that, as of December 12, BofA had completed its due diligence and this condition to its commitment expired

●	On December 14, 2001, NCH filed its Form 10-Q for the quarter ended October 31

•	The financials are consistent with those previously supplied by the Company

●	On December 18, 2001, the Special Committee had a teleconference with Irvin Levy, in which Mr. Levy increased the Levy Group’s offer for the minority stake to $50.00 per share

•	The Special Committee reiterated its view that the Levy Group’s offer should be increased to $54.00 per share

●	On December 20, 2001, Mr. Levy called Rawles Fulgham, Chairman of the Special Committee, to increase the Levy Group’s offer for the minority stake to $52.50 per share

•	Mr. Fulgham told Mr. Levy that the Special Committee would consider accepting $53.00 per share

•	Mr. Levy told Mr. Fulgham that $52.50 was the Levy Group’s last and final offer

Overview of Levy Group
Proposal

9

Overview of Levy Group Proposal

Overview of Levy Group Proposal ($MM, except per share data)

● The Levy Group’s offer represents the following multiples:

(1)	The Levy Proposal was publicly announced on 10/01/01.

(2)	Source: September NCH management projections.

Selected Financial
Information

Selected Financial Information

Financial Summary ($MM)(1)

(1)	1999 and 2000 figures include discontinued operations.

(2)	Through 10/31/01.

Selected Financial Information

LTM Trend Results ($MM, except per share)(1)

● The Company’s LTM results have declined over the past three quarters, as the Company’s superior FY 2001 results are replaced with FY 2002 performance

•	Second quarter financials indicate that operating income is down approximately $0.5MM over the first quarter, and revenue is up $0.1MM

(1)	Includes results from continuing operations only.

Selected Financial Information

Performance vs. Projections ($MM, except per share)

● The Company’s performance in the past six months puts it in position to meet or exceed the projections created in both July and September

Selected Financial Information

Five Year Historical Performance ($MM)

● As restated to exclude discontinued operations, FY2001 sales, operating income, EBITDA and net income all were below the Company’s five year averages

•	However, results for all years besides 2001 include discontinued operations, so comparisons between years may not be meaningful

● Operating income, EBITDA and their respective margins increased over the prior year for the first time in several years in FY2001, although they remain below the levels achieved in 1997 — 1999

(1)	2001 Reported, 2000 and 1999 figures include results from the following discontinued operations: N-E Thing Supply, Westmont/Friendly, 360 Markets and Landmark Discontinued Lines.

(2)	1998 figures include results from the following discontinued operations: N-E Thing Supply, Westmont/Friendly, 360 Markets, Landmark Discontinued Lines and DBS Services Group.

(3)	1997 figures include results from the following discontinued operations: N-E Thing Supply, Westmont/Friendly, 360 Markets, Landmark Discontinued Lines, DBS Services Group and Resource Electronics.

Selected Financial Information

Financial Summary ($MM, except per share data)

● The following is based on management projections as of mid-September

Selected Financial Information

Projection Comparison – Consolidated ($MM)

Selected Financial Information

Recent Quarter Results ($MM)(1)

● Year-over-year revenue and operating income fell for the three and six months ended 10/31/01

•	Operating income fell more steeply than revenue, as year-over-year margins fell significantly more than revenue declined

(1)	Results for the three and six month periods ended 10/31/00 include discontinued operations.

Selected Financial Information

Recent Quarter Results ($MM) (Cont’d)

● Compared with the previous quarter, performance for the three months ended 10/31/01 was relatively flat

•	Revenue declined for all segments except for Landmark Direct while operating income increased for all segments except for Plumbmaster

Valuation Summary

Valuation Summary

Summary Valuation

(1)	Offer price indicated on December 20.

(2)	Includes control premium based on median premium paid since 1/1/97 for close-outs of minority stakes by acquirers with at least 50% ownership prior to bid.

(3)	Based on multiples paid in third-party change of control transactions.

(4)	Reflects the median premiums paid since 1/1/97 for close-outs of minority stakes by acquirers with at least 50% ownership prior to bid.

Valuation Summary

Summary Valuation ($MM, except per share data) (Cont’d)

(1)	Range includes 21.5% control premium based on median premium paid since 1/1/97 for close-outs of minority stakes by acquirers with at least 50% ownership prior to bid.

(2)	Based on multiples paid in third-party change of control transactions.

(3)	Reflects the median premiums paid since 1/1/97 for close-outs of minority stakes by acquirers with at least 50% ownership prior to bid.

Valuation Summary

Certain Valuation Issues

● Retirement Obligations — Tax Benefits

•	The tax benefit associated with the retirement obligation is calculated based on a schedule created by the Company that analyzes projected deferred compensation payments. Three classes of deferred compensation obligations exist

– General deferrals, which are available for immediate payout ($36.2MM)

• DrKW assumes general deferrals are paid out over a ten-year period

– Executive plans, which cover the Levy family and select executives, which are distributed on a specified schedule ($31.4MM)

– Sales plans, which are available after age 65 and are generally distributed over a 15-year period ($47.0MM)

• Sales plans not subject to the 15-year payout provision are assumed to be paid out over five years

•	The present value of the tax benefit ($19.9MM) is calculated based on the risk-free rate plus a risk premium of 250 basis points (7.59%)

•	The book value of the retirement obligation less the present value of the tax benefit is included in net debt

● Higgins Farm Litigation

•	The amount, timing and tax deductibility of the Company’s possible payment in connection with the Higgins farm litigation is based on discussions with S&C

Appendix

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis

Consolidated DCF Analysis – April Projections

Discounted Cash Flow Analysis

Consolidated DCF Analysis – July Projections

Discounted Cash Flow Analysis

Consolidated DCF Analysis – September Projections

Discounted Cash Flow Analysis

WACC Analysis

(1)	Based on average comparable company betas. Source: BARRA.

(2)	Relevered Beta = Unlevered Beta * { 1 + (Debt * (1 — tax rate) / Equity) }.

(3)	Equals current yield on ten year U.S. Treasury Notes.

(4)	Source: Ibbotson Associates.

Comparable Companies
Analysis

Comparable Companies Analysis

Valuation Summary

(1)	Implied Compco range does not include change of control premium. Range based on median of each column rounded to the nearest dollar.

(2)	Reflects median premium paid since 1/1/97 for close-outs of minority stakes by acquirers with at least 50% ownership prior to bid.

Comparable Companies Analysis

Comparable Company Analysis

	Note:	Estimates taken from First Call and other research sources. Comparable companies selected were those with business models similar to that of the Company. However, a number of companies were excluded whose financial characteristics were substantially different from NCH.

(1)		2002 estimates refer to the fiscal year ending 6/30/02.

(2)		NCH multiples based on management estimates.

Comparable Companies Analysis

Comparable Company Analysis (Cont’d)

Comparable Acquisitions
Analysis

Comparable Acquisitions Analysis

Valuation Summary

(1)	Range based on median of each column rounded to the nearest dollar.

Comparable Acquisitions Analysis

Comparable Acquisitions Analysis ($MM)

Note:	All figures based on LTM or latest available data. Comparable transactions selected were those with target company business models similar to that of the Company. However, a number of companies were excluded whose financial characteristics were substantially different from NCH. Transactions over $1.0 billion excluded.

Leveraged Buyout Analysis

Leveraged Buyout Analysis

Assumptions – Levy Group Equity Not Rolled

Leveraged Buyout Analysis

IRR Analysis – Levy Group Equity Not Rolled – April Projections

Leveraged Buyout Analysis

IRR Analysis – Levy Group Equity Not Rolled – July Projections

Leveraged Buyout Analysis

IRR Analysis – Levy Group Equity Not Rolled – September Projections

Leveraged Buyout Analysis

Assumptions – Levy Group Equity Rolled

Leveraged Buyout Analysis

IRR Analysis – Levy Group Equity Rolled – April Projections

Leveraged Buyout Analysis

IRR Analysis – Levy Group Equity Rolled – July Projections

Leveraged Buyout Analysis

IRR Analysis – Levy Group Equity Rolled – September Projections

Exhibit (c)(2)

Premiums Analysis

Premiums Analysis

Premiums Analysis: Minority Closeouts

Premiums Analysis

Premiums Analysis: Minority Closeouts (Cont’d.)

Premiums Analysis

Premiums Analysis: Minority Closeouts (Cont’d.)

Financial Projections

Financial Projections

Overview of Internal Budgeting Process

● Before 2001, the Company’s annual budgeting process was a loosely coordinated event in which not all divisional managers participated

•	DrKW has only received a complete set of budgets resulting from the most recent internal budgeting process, which was completed in March 2001 (the “March 2001 Plan”)

— For the fiscal year 2000 process, a substantial amount of data is missing

● The March 2001 Plan contains the following information:

•	Fiscal year 2001 budgets that were prepared a year prior (the “2001 Internal Budget”)

•	Interim fiscal year 2001 estimates (“9 Months Annualized Financials”), based on nine months’ actual results

•	Budgets for fiscal years 2002 and 2004

● The 9 Months Annualized Financials proved to be consistently lower than the 2001 Internal Budget

● The 2002 Internal Budget contained in the March 2001 Plan is substantially similar to the consolidated management projections prepared in April 2001

•	Revenue falls approximately 3%

•	Operating income increases 1%, possibly due to differences in cost allocation

Financial Projections

Comparison of Projections ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

(1)	Projections made during the fourth quarter of the previous fiscal year.

(2)	Estimates made during the fourth quarter of fiscal year 2001, utilizing nine months of actual results.

Financial Projections

Overview of Management Projections

● In April 2001, Company management prepared its first set of projections for all operating segments on a consolidated basis

•	Management has advised that these were prepared independently of plans previously prepared by divisional managers

● The projections were subsequently revised by management in July 2001 to reflect deteriorating results and softening economic conditions

•	The April projections were prepared before the Company’s fourth quarter results were available

•	Revisions were made partly in response to the shortfall in NCH’s fourth quarter results

•	The largest downward revision occurred in Chemical Specialties, which management attributed to a softening construction market, increasing price sensitivity by customers and an ongoing trend of vendor consolidation

● The projections were revised again in mid-September in response to the September 11 attacks

•	Management felt that NCH would likely suffer in the short-term from a general slowdown in business activity as well as reduced productivity from its direct salespeople

•	Downward revisions focused more heavily on the Company’s performance in 2002, with performance in 2003 and beyond consistent with the July projections, except in Western Europe

● The April 2001 projections result in discounted cash flow values approximately 6% to 8% higher than those resulting from the mid-September 2001 projections

•	The July 2001 projections result in discounted cash flow values approximately 2% higher than the September ranges

Financial Projections

Projection Comparison – Consolidated ($MM)

Financial Projections

Projection Comparison – Chemical Specialties ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Plumbing Products Group ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Partsmaster Group ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Landmark Direct ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Retail Products Group ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Western Europe ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Eastern Europe ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Latin America ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Financial Projections

Projection Comparison – Asia ($MM)

Note: Operating income excludes unallocated corporate overhead expenses.

Stock Price Performance

Stock Price Performance

Indexed Stock Price History(1)

● NCH’s stock has outperformed the S&P 500 in the past year, and was outperforming its peer group before the stock’s sharp decline in June 2001

(1)	Peer group includes: Hawkins, Aceto, JLM Industries, Hughes Supply, Applied Industrial Technologies, Crane Group, Lawson Products, Kaman, Huttig Building Products, Noland, NSI, SCP Pool and Aviall.

Stock Price Performance

Indexed Stock Price History (Cont’d)(1)

● Over a five-year period, NCH stock has underperformed both its peer group and the S&P 500

(1)	Peer group includes: Hawkins, Aceto, Hughes Supply, Applied Industrial Technologies, Crane Group, Lawson Products, Kaman, Noland, NSI, SCP Pool and Aviall.

Stock Price Performance

Stock Price and Volume History

● NCH’s stock has fallen significantly since hitting its 52-week high on April 27

1	3/07/01:	NCH reported earnings for the quarter ended 1/31/01. EPS from continuing operations were $1.45 compared to $2.52 in the prior year.

2	6/01/01:	NCH reported earnings for the fourth quarter ended 4/30/01. EPS from continuing operations were $5.65 for FY01 compared to $3.39 for FY00.

3	6/25/01:	Standard & Poor’s announced that NCH would be removed from the S&P MidCap 400 Index for lack of representation.

4	8/28/01:	NCH reported earnings for the fiscal quarter ended July 31. Diluted EPS for the quarter were $1.33 compared to $1.65 in the prior year.

5	10/01/01:	NCH announced that its Chairman Irvin Levy, Lester Levy and other members of their family offered to buy the 43% of the Company they do not already own.

Stock Price Performance

Stock Price and Volume History (Cont’d)

● NCH stock traded in the low $70s in late 1997 and early 1998, but has not traded above $56.28 in the past year

Stock Price Performance

Historical P/E Ratios

● The Company’s stock traded in a P/E range of 15x – 16x near the end of fiscal year 1998, as compared to a multiple of approximately 11x today

(1)	Peer group includes: Hawkins, Aceto, JLM Industries, Hughes Supply, Applied Industrial Technologies, Lawson Products, Kaman, Noland, NSI, SCP Pool and Aviall.

Stock Price Performance

Trading Distribution — Last Two Years

● 80% of trading volume has been at or below the Levy Group’s $47.50 per share bid over the last two years

Stock Price Performance

Trading Distribution – Past Year

● 70% of trading volume has been at or below the Levy Group’s $47.50 per share bid over the past year